Exhibit 99.1

Monthly Letter to our STOCKHOLDERS

Inland American REAL ESTATE TRUST, INC

May 11, 2012

Dear Stockholder:

As we entered 2012, we anticipated a year of slow growth and improvement in overall commercial real estate fundamentals. We expected certain asset segments to outpace others and five months into the year, we maintain a guarded optimism as our predictions are realized.

In examining each of our portfolios, we find that industry-wide demand fundamentals are slowly improving in retail. New supply is minimal and property values are improving at a measured pace. In our lodging segment, the recovery is marching on at a steady rate. Business and corporate demand is driving the improvement. The office and industrial segments are still on the mend and their recovery looks more long-term as the market adjusts to the changing demand factors for these asset classes. Finally, the multi-family segment is still seeing rents and occupancy continue to climb. Over the next several months, we will take a closer look at the outlook for the different asset classes and how Inland American will manage our portfolios in an ever changing business environment.

On May 7, 2012, Inland American released its first quarter financial results, which matched our expectations of a continued overall improvement over our 2011 results. Here are a few of the highlights:

- Cash flow from operations reached $85.9 million for the quarter, up 11.1% over the first quarter of 2011.
- Same-store net operating income (NOI) grew 1% over the first quarter of 2011.
- Our retail portfolio maintained a 94% occupancy rate.
- The average daily rate for our lodging portfolio increased 3.4%, over 3/31/11 results, to $123 and our occupancy moved up to 68%. Same-store net NOI was up 3.9% over first quarter 2011.
- Our office portfolio maintained a 92% occupancy rate but our same-store NOI remained soft, falling 2% since 3/31/11.
- Our industrial portfolio also maintained an average 92% occupancy rate, with a flat same-store NOI number for the quarter.
- Our multi-family properties produced $13.3 million in NOI for the quarter, a 7.2% increase over the first quarter of 2011. The portfolio saw its occupancy increase to an average 94% with rates rising 2% since March 31, 2011.
- We also acquired five new upper upscale lodging assets in the quarter consisting of 2,300 rooms for approximately $393 million.


MF
8%
Ind
9%
Retail
38%
Office
17%
Hotels
28%

Portfolio by Asset Class

03/31/12

Ind = Industrial

MF = Multi-Family

*Based on undepreciated assets

1st Quarter 2012 Same-Store NOI Results

	1Q 2012 NOI	1Q 2011 NOI	% Change
Retail	$ 68.5	$ 68.4	0.1%
Lodging	$ 38.6	$ 37.1	3.9%
Office	$ 32.5	$ 33.2	(2.0%)
Industrial	$ 21.0	$ 20.9	0.5%
Multi-Family	$ 13.4	$ 12.5	7.2%
Total	**$ 174.0**	**$ 172.1**	**1.1%**

As you can see, we had a solid quarter with improving results. We believe that our new acquisitions will drive increases in our revenue and NOI numbers as well as strengthen the value of our portfolio. We remain confident in the direction and performance of our portfolio and the sustainability of our monthly distributions to our stockholders. Again, this information, along with other important information regarding the company’s operations, can be found in our recently filed 10-Q, and we encourage you to review the 10-Q in its entirety. Cash Distribution Enclosed is your cash distribution equaling $0.04167 per share for the month of April 2012, paid at an annualized rate equal to $0.50 per share. This equates to an approximate seven percent annualized yield on our current estimated per share value, and our Distribution Reinvestment Plan per share purchase price, of $7.22. If you have invested through a trustee or participate in Direct Deposit or the Distribution Reinvestment Plan, a distribution statement is enclosed in lieu of a check. First Quarter 2012 Financial Update Webcast All stockholders are invited to join us for our first quarter 2012 financial update webcast on Friday, May 18, 2012 at 10:00 AM CT. Please register at www.inlandamerican.com. We encourage all of our stockholders to participate and we look forward to answering any questions you may submit. Sincerely, INLAND AMERICAN REAL ESTATE TRUST, INC. Robert D. Parks Brenda Gail Gujral Chairman of the Board President cc: Trustee Broker Dealer Financial Advisor The statements and certain other information contained in this letter, which can be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “continue,” “remains,” “intend,” “aim,” “towards,” “should,” “prospects,” “could,” “future,” “potential,” “believes,” “plans,” “likely,” “anticipate,” “position,” “probable,” “committed,” “achieve,” and “focused,” or the negative thereof or other variations thereon or comparable terminology, constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbors created thereby. These statements should be considered as subject to the many risks and uncertainties that exist in the Company’s operations and business environment. Such risks and uncertainties could cause actual results to differ materially from those projected. These uncertainties include, but are not limited to, economic conditions, market demand and pricing, competitive and cost factors, and other risk factors.